EPR

EVANCIC PERRAULT ROBERTSON

CERTIFIED GENERAL ACCOUNTANTS

August 12, 2003

James B. Parsons

Parsons Law Firm

Suite 2070 Skyline Tower

10900 N.E. 4th Avenue

Bellevue, WA 98004

Dear James:

Re:    Prime Equipment Inc. amended 10QSB

We give our consent to use our independent accountants' report on the financial statements for the quarter ended March 31, 2003 in the third amended 10QSB that you have prepared.

Please advise if you require anything futher on this matter.

Yours truly

/s/  Evancic Perrault Robertson

Evancic Perrault Robertson

2nd Floor Herco Centre, 566 Lougheed Highway, Coquitlam, B.C. V33K 3S3

Telephone (604) 936-4377   Fax (604) 936-8376

Website www.eprcoq.com   Email:  epr@eproq.com